Effective at Closing

EXHIBIT 19

PINNACLE FINANCIAL PARTNERS, INC.

Insider Trading Policy

PURPOSE

The Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) has adopted this policy statement (the “Policy”) both to satisfy the Company's obligation to prevent insider trading by all Company personnel, top to bottom, and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. It is your obligation to understand and comply with this Policy.

SCOPE

All team members, contractors, part-time and temporary workers, all directors of the Company and Pinnacle Bank and persons employed by others to perform work for Pinnacle Financial Partners, Inc., and including any affiliate or subsidiary of the Company, are covered by this Policy and must comply with associated processes and procedures.

OVERVIEW

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons also are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

POLICY

It is the policy of the Company that no director, officer or other team member of the Company or any Company affiliate who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

•buy or sell securities (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or engage in any other action to take personal advantage of that information, or

•pass that information on or recommend the purchase or sale of securities based on that information, to others outside the Company, including family and friends.

You may not trade while you are aware of material inside information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information.

In addition, it is the policy of the Company that no director, officer or other team member of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s commercial partners, clients, and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

Remember that hindsight is twenty-twenty. Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Transactions that may be necessary or that may appear justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Directors, Executive Officers, and other Designated Insiders

In addition, certain Designated Insiders are subject to additional restrictions on trading in Company securities. “Designated Insiders” include directors and executive officers of Pinnacle Financial Partners, Inc. and Pinnacle Bank, certain bank leadership, and other designated team members who receive consolidated financial results on a monthly basis or otherwise routinely come into possession of material nonpublic information (such as members of the accounting, finance, investor relations and legal departments), as well as “Covered Family Members” and “Covered Entities” (each as defined below) of these persons. The General Counsel’s Office shall determine the list of other “Designated Insiders” and shall notify such persons that they have been determined to be Designated Insiders.

If you are a Designated Insider, you, and your Covered Family Members and/or Covered Entities,

•may not engage in any transaction in the Company's securities (including a contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the General Counsel’s Office; and
•may not engage in any transaction in the Company’s securities (subject to certain limited exceptions described below) during a quarterly or event-specific black-out period.

Additional details on the pre-clearance procedures and black-out periods are provided below.

Covered Family Members

The Policy also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities or trusts in which you act as trustee and make decisions on investments in securities). These persons are referred to as “Covered Family Members”. You are responsible for the transactions of these Covered Family Members and therefore should make them aware of the need to confer with you before they trade.

Covered Entities

The policy also applies to entities that you influence or control (including any corporations, partnerships or trusts). These entities are referred to as “Covered Entities”. You are responsible for the transactions of these Covered Entities and therefore should make them aware of the need to confer with you before they trade.

Material Inside Information

Material inside information has two important elements – materiality and public availability.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could reasonably be expected to affect a company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•The Company’s financial or operating results, whether for a completed period or relating to expectations for future periods;
•Earnings estimates or guidance, or changes in (or later confirmations of) previously released earnings estimates or guidance;
•Earnings that are inconsistent with the consensus expectations of the investment community;
•A pending or proposed merger, acquisition, tender offer or acquisition or disposition of significant assets;
•A material impairment or change in the value of the Company’s assets;
•A material change in the Company’s non-performing assets, loan loss provision or allowance for loan loss reserves;
•Debt or financing transactions out of the ordinary course and any default on outstanding debt, impending bankruptcy or the existence of liquidity problems;
•Development of a significant new product or service;
•A gain or loss or, or change or other development with, a significant customer, borrower or credit relationship;
•Termination of, or amendments or modifications to, any existing material or significant contracts, or entering into any new material or significant contracts, including, without limitation, marketing, licensing, joint venture or similar agreements;
•Actual or threatened major litigation or the resolution of such litigation;
•Any significant cybersecurity incidents, including vulnerabilities or data breaches;
•Any significant regulatory or legislative developments affecting the Company;
•Any violation or possible violation of material laws or regulations applicable to the Company;
•Significant accounting developments;
•A conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or an auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•A conclusion by the Company or its management or independent auditor that there exists, or may exist, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures;
•A change in or significant dispute with the Company’s independent auditor;
•A change in or other significant development regarding senior management or the board of directors;
•A change in dividend policy;
•The establishment of a program to repurchase securities of the Company, or any amendment or a successor programs thereto;
•The declaration of a stock split;
•An offering of additional securities;
•Actual or prospective significant changes in capital, including as a result of deterioration in material loans or overall credit quality; and

•Actual or prospective significant changes in liquidity, positive or negative, including as a result of changes in deposits or deposit pricing, financing arrangements, or creditworthiness.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. The SEC takes a broad view as to what information is considered material. If you have any questions as to whether certain information is material, please contact the General Counsel’s Office.

When Information is “Public.” A common misperception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only after it has been released broadly to the marketplace (such as by press release, webcast conference or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until one full business day after the information is released.

Pre-clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Designated Insiders may not engage in any transaction involving Pinnacle securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust or any other transfer) or enter into a plan with respect to any transaction involving Pinnacle securities at any time without first obtaining pre-clearance of the transaction from the General Counsel’s Office. A form for requesting pre-clearance of transactions and plans is attached as Appendix B. The General Counsel’s Office is under no obligation to approve a transaction or plan submitted for pre-clearance and may determine not to permit the transaction or entering into the plan. If a transaction or plan is pre-cleared, the pre-clearance is good for two business days. After that time, you must obtain a new pre-clearance for any transaction or before entering into any plan. Notwithstanding receipt of pre-clearance, if you become aware of material nonpublic information or you become subject to a black-out period before the transaction or plan is effected, then you may not complete the transaction or enter into the plan.

Blackout Periods

During specified Blackout Periods, no Designated Insider, or their Covered Family Members and/or Covered Entities may engage in any transactions in the Company’s securities other than certain Permitted Transactions that are pre-cleared by the General Counsel’s Office.

Quarterly Blackout Periods. Pinnacle’s announcement of its quarterly and annual financial results almost always has the potential to have a material effect on the market for Pinnacle’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Designated Insiders, together with their Covered Family Members and/or Covered Entities, generally will be prohibited from trading in Pinnacle’s securities during the period beginning after the 15th day of the last month of Pinnacle’s fiscal quarter or fiscal year and ending after the first full business day following Pinnacle’s issuance of its quarterly or annual earnings release.

Interim Blackout Periods. Pinnacle may on occasion issue interim earnings guidance by means of a press release, webcast conference, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. The same persons who are subject to quarterly blackout periods are generally prohibited from trading in Pinnacle’s securities during the period beginning when Pinnacle is assembling the interim earnings information to be released and ending when the information has been released and fully absorbed by the market (generally after the first full business day following announcement).

Event-specific Blackout Periods. From time to time, an event may occur that is material to Pinnacle and is known by only a few directors or executives (which may include pending announcement of a share repurchase plan or any amendments thereto). So long as the event remains material and nonpublic, the persons who are aware of the event, as well as all other persons who are subject to Pinnacle’s pre-clearance procedures, together with their family members and other members of their households and any Covered Entities, may not trade in Pinnacle securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, another person whose trades are subject to pre-clearance, requests permission to trade in the Company's securities during an event-specific blackout, the General Counsel’s Office will inform the requesting person of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel’s Office to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Retirement Plan Blackout Periods. From time to time, the Company or a plan trustee may announce the temporary suspension of the ability of plan participants to buy, sell or otherwise acquire or transfer interests in the Company’s stock that are held in the Company’s 401(k) plan and other Company-sponsored individual account retirement plans. It is the policy of the Company, consistent with the SEC’s Regulation Blackout Trading Restriction that Designated Insiders, together with their Covered Family Members and/or Covered Entities, may not trade in or otherwise transfer the Company’s securities during any such retirement plan blackout period.

Transactions Permitted During Blackout Periods

Certain transactions in Pinnacle securities generally are permitted during a blackout period. However, these transactions must be precleared with the General Counsel’s Office.

Permitted transactions during a blackout period include:

Stock Plans
•Acceptance or receipt of a stock option, restricted stock or similar grants under one of Pinnacle’s employee benefit plans
•Vesting of shares of restricted stock and any related forfeiture/withholding of shares for tax withholding, but not the sale of any stock acquired in the vesting
•Exercise of stock options where the option exercise price and/or related tax withholding is paid in cash or by tendering shares of Pinnacle stock already held by you, but not the sale of any stock acquired in the option exercise for any transaction that entails selling a portion of the underlying stock to cover the costs of exercise
•Periodic payroll contributions to Pinnacle’s employee stock purchase plan pursuant to initial enrollment elections
•Dividend reinvestment plan transactions

Trusts
•Establishment of a new trust through the transfer of shares already owned by you in a non-market transaction
•Transactions between trusts that do not involve a change in the beneficial ownership of the Pinnacle securities held in the trust or an “at the market” transaction
•Annuity payments/dispositions of Pinnacle securities pursuant to the pre-established terms of a trust

Other
•Transactions under a properly established Rule 10b5-1 trading plan

•Any other transaction designated as a permitted transaction by the Board of Directors or any Board committee (such as the “share withholding” policy in the case of stock options that are expiring within six months of the date of exercise)

Exception for Pre-Approved Rule 10b5-1 Plans

Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. Trades by Designated Insiders that are executed pursuant to a plan that is adopted and operated in compliance with Rule 10b5-1 (a “Rule 10b5-1 Plan”) are not subject to the prohibition on trading on the basis of material nonpublic information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and blackout periods. To comply with this Policy, a Rule 10b5-1 Plan (including any amendment or modification thereto or termination thereof) must meet the requirements of Rule 10b5-1 and be approved by the General Counsel’s Office prior to entry into, or amendment or termination thereof, the Rule 10b5-1 Plan.

In general, a Rule 10b5-1 Plan must be in writing and entered into before a person is aware of material nonpublic information and may not be entered into during a blackout period. Once the plan is adopted, the Designated Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Rule 10b5-1 Plan must include such provisions as may be required by Rule 10b5-1 (including, without limitation, applicable waiting or “cooling-off” periods).

No person may have more than one Rule 10b5-1 Plan or overlapping Rule 10b5-1 Plans, except to the extent permitted by Rule 10b5-1. Modifications or terminations of Rule 10b5-1 Plans must be carefully considered and generally are discouraged absent compelling circumstances. In all cases, any modification to or termination of a Rule 10b5-1 Plan must also comply with all of the requirements set forth in this Policy, including pre-clearance, occurrence outside of a black-out period and compliance with all of the requirements of Rule 10b5-1, including any required waiting period.

Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy will automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading” (including, without limitation, any required disclosure of new and/or amended Rule 10b5-1 Plans for certain Designated Insiders).

The Company requires that all Rule 10b5-1 Plans (or any amendment or termination thereof) be approved in writing in advance by the General Counsel’s Office. Any Rule 10b5-1 Plan adopted by a person subject to Section 16 reporting requirements must also include a requirement that the broker notify the Company before the close of business on the day after the execution of any transaction under such plan. The review and approval process by the General Counsel’s Office will include analysis and consideration of a number of factors as required by applicable law. The General Counsel’s Office is under no obligation to pre-clear any Rule 10b5-1 Trading Plan and may determine not to pre-clear it or to pre-clear it only if certain conditions are satisfied.

Exception for Discretionary Managed Accounts

Transactions in mutual funds, 401(k) plans, and similar open-end investment vehicles that are managed on a completely discretionary basis and over which you have no influence in decision-making are not subject to the prohibitions, restrictions and reporting requirements in this Policy.

Specific Transactions

Transactions Under Company Plans
Stock Incentive Plans. The Policy does not apply to the acceptance of a stock option, restricted stock or similar award, the exercise of a stock option, the vesting of a restricted stock award (or RSA), or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or RSA to satisfy tax withholding requirements. The Policy does apply, however, to any sale of the underlying stock or to a broker-assisted cashless exercise of an option because this entails selling a portion of the underlying stock to generate the cash needed to pay the exercise price of the option and/or related withholding taxes.

Employee Stock Purchase Plans. The Policy does not apply to purchases of Company stock in the employee stock purchase plan resulting from your periodic contribution of money to such plan pursuant to the election you made at the time of your enrollment in the plan. The Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided that you elected to participate by lump-sum payment at the time you elected to participate for the applicable enrollment period. The Policy does apply to your election to participate in the plan for any enrollment period, your decision to change any election under the plan and to your sales of Company stock purchased under the plan.

Dividend Reinvestment Plan. The Policy does not apply to purchases of Company stock under the Company's dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, to your election to participate in the plan or increase your level of participation in the plan and to your sale of any Company stock purchased pursuant to the plan.

Margin Accounts and Pledges

The Policy does apply to any pledge or margin account deposit of Company stock. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, caution should be exercised in holding Company securities in a margin account or pledging Company securities as collateral for a loan. It is important that the determination to sell shares held in a margin account or pledged as collateral for a loan be made by an independent third party, such as the broker or lender, rather than by the customer or borrower.

As a reminder, under Section 24 of the Company’s Corporate Governance Guidelines, pledging, hedging and monetization of Company stock by the Company’s directors and executive officers is prohibited.

Estate Planning Transactions

Trusts. The Policy does not apply to transactions in Company securities if you (or your spouse or immediate family member) is not a trustee of the applicable trust or to any transactions that do not involve a change in the beneficial ownership of Company securities (such as a transfer from one trust in which you are the sole beneficiary to another trust in which you are the sole beneficiary) or any other “at the market” transaction.

The Policy does apply to the establishment of a new trust or to transactions where you (or your spouse or immediate family member) is the trustee of the trust or otherwise has discretion regarding transaction in Company securities held by the trust. Generally, establishment of trusts or trust-to-trust transactions not involving a change in beneficial ownership or any other “at the market” transaction will be permitted outside a trading window. However, all trust transactions must be precleared under the Policy.

Prohibited Transactions

The Company considers it improper and inappropriate for any director, officer or other team member of the Company to engage in short-term or speculative transactions in the Company's securities. It, therefore, is the Company's policy that directors and executive officers may not engage in any of the following transactions:

Short-term Trading. Short-term trading of the Company's securities by a director, officer or other team member may be distracting to him or her and may unduly focus him or her on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any director, officer or Designated Insider who purchases or sells Company securities in the open market may not sell or purchase any Company securities of the same class during the six months following the purchase or sale, unless such transactions are expressly permitted by the General Counsel’s Office and/or the CEO.

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's securities are prohibited by the Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director, officer or other or Designated Insider is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by the Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions and Derivative Securities. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other team member to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company's other shareholders. Therefore, directors, executive officers and other Designated Insiders are prohibited from engaging in any such transactions.

Pledging. Under Section 24 of the Company’s Corporate Governance Guidelines, pledging, hedging and monetization of Company stock by the Company’s directors and executive officers is prohibited.

Standing Orders. Standing orders placed with a broker to sell or purchase stock at a specified price should be used only for a very brief period of time (no longer than 48 hours). A standing order leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when the seller is aware of material nonpublic information may result in unlawful insider trading.

Unauthorized Disclosures

Confidentiality. You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. No director, officer, or team member of the Company should disclose non-public information to anyone (even substantial numbers of team members), except other team members of the Company who need to know the information to perform their duties.

External Communications: Internet and Social Media. All external communications about the Company must be made through designated Company spokespersons authorized to speak for the Company (see the Company’s Regulation FD and Disclosure Policy). Unless you are expressly authorized to do so in the performance of your duties, you should not discuss internal matters concerning the Company with anyone outside of the Company. This prohibition applies specifically (but not exclusively) to inquiries from the press and members of the financial community. If you receive inquiries of this nature, you should decline comment and refer the inquiry to the General Counsel’s Office.

Please note that it is inappropriate for any authorized person to disclose Company information on the Internet, including in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no director, officer, team member, or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and is therefore prohibited. You should also not disclose any information about the Company on social media platforms, such as Facebook, LinkedIn, or X.

Post-Termination Transactions

The Policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

ENFORCEMENT

The consequences of an insider trading violation can be severe:

Traders and Tippers. Company personnel who trade on inside information are subject to the following penalties:

•Disgorgement of profits;
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine of up to $5,000,000 (no matter how small the profit); and
•A jail term of up to 20 years.
A director, officer or other team member who passes along, or “tips,” information to a person who then trades is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.

Control Persons. In addition, the Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the team member’s violation; and
•A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

Company-Imposed Sanctions. The failure of a director, officer or other team member to comply with the Company's Policy may subject him or her to Company-imposed sanctions, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC or stock exchange investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Refer to the Code of Business Conduct and Ethics for reporting information.

Review and Revision

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel’s Office. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

APPENDIX A

PINNACLE FINANCIAL PARTNERS, INC.

AMENDED AND RESTATED
INSIDER TRADING POLICY

KEY TERMS

Blackout Period – Period of time during which Designated Insiders may not engage in any transaction in the Company’s securities other than certain Permitted Transactions that are pre-cleared by the General Counsel’s Office

Covered Family Member – with respect to any Designated Insider, family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities or trusts in which you act as trustee and make decisions on investments in securities).

Covered Entity – with respect to any Designated Insider, entities that you influence or control (including any corporations, partnerships or trusts).

Designated Insider – directors and executive officers of the Company and Pinnacle Bank, certain bank leaders identified by the General Counsel’s office from time to time, and other designated team members who receive consolidated financial results on a monthly basis or otherwise routinely come into possession of material nonpublic information (such as members of the accounting, finance, investor relations and legal departments), as well as Covered Family Members and Covered Entities of these persons. A list of all Designated Insiders will be maintained by the General Counsel’s Office.

Material Nonpublic Information - any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities that is not available to the public. Any information that could reasonably be expected to affect a company's stock price, whether it is positive or negative, should be considered material.

Permitted Transactions – Certain transactions in Pinnacle securities generally permitted during a blackout period. However, these transactions must be precleared with the General Counsel’s Office. Permitted transactions include:

Stock Plans
•Acceptance or receipt of a stock option, restricted stock or similar grants under one of Pinnacle’s employee benefit plans
•Vesting shares of restricted stock and any related forfeiture/withholding of shares for tax withholding
•Exercise of stock options where the option exercise price and/or related withholding taxes is paid in cash or by tendering shares of Pinnacle stock already held by you, but not the sale of any stock acquired in the option exercise
•Periodic payroll contributions to Pinnacle’s team member employee stock purchase plan pursuant to initial enrollment election.
•Dividend reinvestment plan transactions

Trusts
•Establishment of a new trust through the transfer of shares already owned by you in a non-market transaction
•Transactions between trusts that do not involve a change in the beneficial ownership of the Pinnacle securities held in the trust or an “at the market” transaction
•Annuity payments/dispositions of Pinnacle securities pursuant to the pre-established terms of a trust

Other
•Transactions under a properly established Rule 10b5-1 Trading Plan
•Any other transaction designated as a permitted transaction by the Board of Directors or any board committee (such as the “share withholding” policy in the case of stock options that are expiring within six months of the date of exercise)

APPENDIX B

APPLICATION AND APPROVAL FORM FOR TRADING BY INSIDERS OF
PINNACLE FINANCIAL PARTNERS, INC.

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

CERTIFICATION

I, _________________________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning Pinnacle Financial Partners, Inc. and its affiliates (collectively, the “Company”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature                            Date

FOR COMPLIANCE USE ONLY

REVIEW AND DECISION

The undersigned hereby certifies that the undersigned has reviewed the foregoing application and in reliance on the information provided by the Applicant ___ APPROVES ___ PROHIBITS the proposed trade(s). This pre-clearance expires on _______________________________________.

GENERAL COUNSEL’S OFFICE:

Name:                                 Date: